EXHIBIT 23.1

Registered Public Company Accountant’s Consent Letter

To the Board of Directors and Stockholders’ Apex Resources Inc.

Alyataus g. 100 Varȇna, Lithuania

Re: Apex Resources Inc.

We, Kirtane & Pandit LLP, Chartered Accountants, hereby consent to using our opinion report sold on behalf of filing the referenced company’s 10-Q document with the SEC for the period then ended as of December 31, 2017.

Whereby, We, Kirtane & Pandit LLP, Chartered Accountants, hereby consent to our reference as auditor being an “expert” in accordance with Rule 436 of Regulation C and Rule 601(b)(23) of Regulation S-K

For Kirtane & Pandit LL

Chartered Accountants

FRN: 105215W/W100057

PCAOB FIRM ID NO 5686

/s/ Milind Bhave

Partner

Membership No. 047973

Place: Mumbai, India

Date: January 15, 2018